                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



OMB Number:                       3235-0058
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SEC File Number: 1-10986
Cusip Number: 604871103


                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(check one)    FORM 10-K [ ]   Form 20-F [ ]   Form 11-K [  ]  FORM 10-Q [X]
               Form N-SAR [  ]

         For period ended: December 31, 2000
         { } Transition Report on Form 10-K
         { } Transition Report on Form 20-F
         { } Transition Report on Form 11-K
         { } Transition Report on Form 10-Q
         { } Transition Report on Form N-SAR
         For the Transition Period Ended:________________________

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I - REGISTRATION INFORMATION

           MISONIX, INC.
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Full Name of Registrant

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Former Name if Applicable

           1938 New Highway
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Address of Principal Executive Office (street and number)

           Farmingdale, New York   11735
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City, State and Zip Code

PART II - RULES 12B-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)


         (a)      The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
[ X ]    (b)      The subject annual report, semi-annual report, transition
                  report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
         (c)      The accountant's statement or other exhibit required by Rule
                  12b-25(c) has been attached if applicable.

 PART III - NARRATIVE


State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Registrant, after holding its Annual Meeting of Shareholders on February 6, 2001, engaged new accountants. The new accountants need additional time to review the 10-Q for the quarter ended December 31, 2000 prior to filing.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         Edward I. Tishelman          (212)           836-4940
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         Name                      (Area Code     Telephone Number

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [X] Yes [ ] No

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(3) It is anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earning statements to be included in the subject
         report or portion thereof?                      [ ] Yes     [X] No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                                   MISONIX, INC.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: February 14, 2001                  By:    /s/ Richard Zaremba
                                             ----------------------------------
                                               Richard Zaremba
                                               Vice President, Chief Financial
                                               Officer, Secretary and Treasurer


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION
         Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001)